Exhibit 99.1

Midas Reports Second Quarter Results

  Earnings more than double to $0.15 per diluted share
  All business units including company-operated shops are profitable
  U.S. comparable shop sales up 2.2 percent
  Company-operated shop comparable retail sales up 4.5 percent
  Company projects second half net income of $0.18 to $0.22 per diluted share

ITASCA, Ill.--(BUSINESS WIRE)--August 3, 2011--Midas, Inc. (NYSE: MDS) reported net earnings of $2.1 million—or $0.15 per diluted share—for the second quarter ended July 2, 2011, compared to $0.8 million—or $0.06 per diluted share—in the second quarter of 2010.

For the first six months of 2011, net earnings were $3.0 million—or $0.21 per diluted share, an increase from $1.5 million—or $0.11 per diluted share—in 2010.

Second quarter 2011 results were negatively impacted by $0.02 per share as a result of losses on the sale of eight company-operated shops to franchisees and a final foreign currency exchange loss related to the April payment to the company’s master European licensee as part of the now-concluded arbitration. However, these losses were offset by a $0.03 per share warranty liability reduction due to the declining trend in claims experience.

Second quarter 2010 earnings were negatively affected by $0.8 million of incremental legal and other expenses related to the now-concluded arbitration. The second quarter 2010 arbitration costs had an after-tax impact of $0.03 per diluted share.

Retail sales

“The positive trend in retail sales continues as comparable shop sales at Midas shops in the United States were up by 2.2 percent, the seventh consecutive quarter of increases,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “Average daily car count at U.S. Midas shops increased by two percent during the quarter—following a four percent increase in the first quarter and a 10 percent increase for all of 2010.”

In U.S. Midas shops, oil changes increased by five percent and tire sales grew by 3.2 percent in the quarter. Suspension sales were up by 8.1 percent, while exhaust was flat and brakes declined by 2.5 percent.

Midas’ overall comparable shop sales in Canada increased by 7.2 percent, driven by a 19 percent increase in oil changes.

Comparable shop sales at SpeeDee shops in the U.S. were flat.

“The positive sales trends we experienced at Midas shops in the first half of the year have continued into the third quarter, with preliminary reports for July showing a comparable shop sales increase per selling day of more than four percent for U.S. Midas shops,” Feldman said.

In the second quarter, comparable shop sales at company-operated Midas shops were up 4.5 percent, led by increases of 19 percent in the Northeast shops, 13.5 percent in Milwaukee and 10 percent in Northern California.

There were 98 company-operated Midas and SpeeDee shops at the end of the quarter, down from 118 at the end of the second quarter of 2010. Over the past 12 months, the company has re-franchised 22 shops, closed one Midas shop and acquired three shops.

SpeeDee Co-Brand Update

The company achieved solid progress during the quarter on its core strategy to co-brand Midas and SpeeDee shops as a means to accelerate top-line growth and profitability across the network. Three additional shops were co-branded in the second quarter bringing the total to 51.

Of the 51 co-branded shops, 34 are Midas shops and 17 are SpeeDee shops. Twenty-five of the Midas shops are company-operated locations and nine are operated by Midas franchisees. Franchisee interest in co-branding continues to grow, with the co-branded shops operated by Midas franchisees reporting an 18 percent increase in comparable shop sales in the second quarter.

Since the end of the second quarter, five additional Midas shops have been co-branded. The company expects to have between 75 and 85 co-branded shops by the end of 2011.

Results for the Second Quarter, First Six Months

Total sales and revenues for the quarter were $47.7 million, compared to $49.3 million in the second quarter last year. Sales for the first six months were $93.8 million down from $97.0 million in the first half last year. This anticipated decline in the second quarter was due to having 20 fewer company-operated Midas and SpeeDee shops compared to 2010, as a result of the company’s ongoing re-franchising efforts.

Midas’ franchising revenues were $14.4 million for the quarter and $27.4 million for the first six months, up from $14.0 million and $26.9 million for the respective periods in 2010. The comparable shop sales gains in Midas shops in the U.S. and Canada drove this increase in revenues. Further revenue growth from the favorable foreign exchange rates, as well as the royalties from former company-operated shops which were re-franchised in the last 12 months offset the net decline in the franchised shop count.

Real estate revenues were $8.1 million for the second quarter and $16.0 million for the first six months, compared to $7.9 million in the second quarter and $15.8 million in the first six months of last year. Higher rents and the favorable Canadian exchange rate offset a slight decline in rent-producing shops.

Revenues from retail sales at company-operated shops were $18.0 million during the quarter and $36.0 million for the first six months, down from $20.5 million in the second quarter and $40.3 million in the first six months of last year.

The ongoing re-franchising of company-operated shops resulted in having 20 fewer company-operated shops this year compared to 2010, which was offset partially by the 4.5 percent increase in comparable shop sales at Midas company-operated shops in the second quarter.

Replacement part sales and product royalties were $5.1 million in the quarter and $10.3 million in the first six months, compared to $5.1 million and $10.5 million, respectively in 2010.

Revenues from the company’s R.O. Writer software business were $1.6 million in the second quarter and $3.2 million in the first six months, up from $1.5 million in the quarter and $3.0 in the first half last year.

Operating income was $6.0 million in the second quarter and $10.7 million in the first six months, compared to $4.0 million and $7.5 million for the same periods in 2010.

All of the company’s business units were profitable during the quarter and operating income improved across many of the units, including improvements of $0.6 million in operating contribution from the Midas franchising and R.O. Writer businesses. Most importantly, the actions that the company is taking to strengthen performance at its company-operated shop business are working as company-operated shops generated an operating contribution of $0.2 million in the second quarter of 2011, compared to a loss of $0.5 million in the second quarter last year.

Company-operated shop parts cost of sales as a percentage of retail sales declined to 25.6 percent in the second quarter of 2011, from 27.8 percent in the second quarter last year, due to a combination of improved inventory management and pricing actions.

Selling, general and administrative (SG&A) expenses were $13.4 million during the quarter and $25.7 million for the first six months, down from $13.9 million and $27.6 million for the same periods a year ago. These savings are largely attributable to lower legal expenses due to the completion of the European arbitration.

Interest expense was $2.0 million for the quarter and $4.0 million for the first six months, down from $2.4 million and $4.9 million, respectively, in late 2010. The decline is due to lower interest rates as a result of the expiration of interest rate swaps late in 2010. The company’s bank debt was $79.0 million at the end of the second quarter, compared to $62.0 million at the end of the first quarter of 2011 and $70.1 million at the end of the second quarter last year. The increase is the result of paying the $22.4 million net arbitration settlement in April 2011. Excluding net borrowings required to make the arbitration payment, the company reduced debt by $5.4 million in the second quarter and $13.5 million over the past year.

Midas recorded income tax expense of $1.8 million during the second quarter and $2.4 million for the first six months, up from $0.8 million and $1.3 million, respectively, a year ago. The company does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $83 million.

Cash Flow

Selected Cash Flow Information ($ in millions)	YTD Q2	YTD Q2
	2011	2010

Cash provided by operating activities before
payment of European arbitration award and net changes in assets and liabilities	$11.6	$9.3
Payment of European arbitration award	(22.4)	-
Net changes in assets and liabilities	(4.9)	(0.2)
Net cash provided by/(used in) operating activities	$(15.7)	$9.1

Capital investments	$(1.7)	$(2.6)
Cash paid for acquired businesses	-	(3.5)
Net borrowings/(repayments) of long-term debt and leases	$15.5	$(2.6)

Net cash flow used in operating activities was $15.7 million for the first six months of 2011, compared to $9.1 million provided by operating activities in the first six months of 2010.

Improved operating results increased cash provided by operating activities by 25 percent, to $11.6 million in 2011 from $9.3 million in 2010. However, the payment of the net European arbitration award of $22.4 million and net changes in assets and liabilities drove down cash provided by operating activities to a negative $15.7 million. The $4.9 million net change in assets and liabilities was primarily due to a $2.2 million increase in company-operated shop inventory to support the new shop operating model and a $2.4 million decrease in accounts payable and accrued expenses due to the timing of payments.

2011 growth opportunities and forecast

“We are encouraged by the improvement in our operating income, led by a return to profitability in our company-operated shops and growing royalties from our North American franchised business as a result of higher retail sales,” Feldman said.

“We are also encouraged by the growing interest in co-branding by many of our leading franchises, who are embracing the co-branded model,” he said.

“We will continue to execute on our growth strategies, building shop traffic and retail sales by promoting value-added oil changes and with training programs to enhance the execution of in-shop operations,” Feldman said. “We currently expect comparable shop retail sales gains of between two percent and three percent in U.S. Midas shops in each of the next two quarters.”

Assuming these comparable shop sales increases are achieved, Midas expects earnings per diluted share of between $0.18 and $0.22, excluding the impact of gains or losses on the sale of assets, for the second half of the year.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at nearly 2,300 franchised, licensed and company-owned Midas shops in 15 countries, including more than 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 171 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2010 annual report on Form 10-K and subsequent filings.

MIDAS, INC.
CONDENSED STATEMENTS OF INCOME (Unaudited)
(In millions, except for earnings per share)

	For the quarter		For the six months
	ended fiscal June		ended fiscal June
	2011 (13 weeks)	2010 (13 weeks)	2011 (26 weeks)	2010 (26 weeks)

Sales and revenues:
Franchise royalties and license fees	$14.4	$14.0	$27.4	$26.9
Real estate revenues from franchised shops	8.1	7.9	16.0	15.8
Company-operated shop retail sales	18.0	20.5	36.0	40.3
Replacement part sales and product royalties	5.1	5.1	10.3	10.5
Warranty fee revenue	0.5	0.3	0.9	0.5
Software sales and maintenance revenue	1.6	1.5	3.2	3.0
Total sales and revenues	47.7	49.3	93.8	97.0
Operating costs and expenses:
Franchised shops – occupancy expenses	5.8	5.4	11.5	10.9
Company-operated shop parts cost of sales	4.6	5.7	9.4	11.2
Company-operated shop payroll and employee benefits	7.5	8.7	15.0	16.8
Company-operated shop occupancy and other operating expenses	5.7	6.6	11.4	13.0
Replacement part cost of sales	4.7	4.6	9.5	9.5
Warranty expense (benefit)	(0.4)	0.4	0.0	0.6
Selling, general, and administrative expenses	13.4	13.9	25.7	27.6
(Gain) loss on sale of assets, net	0.4	—	0.6	(0.1)
Total operating costs and expenses	41.7	45.3	83.1	89.5

Operating income	6.0	4.0	10.7	7.5

Interest expense	(2.0)	(2.4)	(4.0)	(4.9)
Other income (expense), net	(0.1)	—	(1.3)	0.2

Income before income taxes	3.9	1.6	5.4	2.8
Income tax expense	1.8	0.8	2.4	1.3

Net income	$2.1	$0.8	$3.0	$1.5

Earnings per share:
Basic	$0.15	$0.06	$0.21	$0.11
Diluted	$0.15	$0.06	$0.21	$0.11

Average number of shares:
Shares applicable to basic earnings	13.9	13.9	13.9	13.8
Equivalent shares on outstanding stock awards	0.0	0.1	0.1	0.1
Shares applicable to diluted earnings	13.9	14.0	14.0	13.9

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	June	December
	2011	2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$0.4	$0.6
Receivables, net	23.8	29.5
Inventories	7.2	5.0
Deferred income taxes	6.8	18.0
Prepaid assets	4.5	4.1
Other current assets	3.1	3.0
Total current assets	45.8	60.2
Property and equipment, net	77.4	81.1
Goodwill	23.3	23.4
Other intangible assets, net	17.1	17.6
Deferred income taxes	52.3	43.9
Other assets	3.8	3.5
Total assets	$219.7	$229.7

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.7	$1.7
Current portion of accrued warranty	1.6	1.7
Accounts payable	19.9	21.1
Accrued expenses	19.3	20.5
Accrued European arbitration settlement	0.0	25.5
Total current liabilities	42.5	70.5
Long-term debt	79.0	62.7
Obligations under capital leases	1.2	1.3
Finance lease obligation	28.4	29.1
Pension liability	21.9	22.5
Accrued warranty	7.7	9.1
Deferred warranty obligation	7.3	6.8
Other liabilities	5.3	6.7
Total liabilities	193.3	208.7

Temporary equity:
Non-vested restricted stock subject to redemption	3.5	3.8

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	5.1	8.9
Treasury stock, at cost (3.2 million shares and 3.5 million shares)	(66.1)	(71.8)
Retained income	100.6	97.6
Accumulated other comprehensive loss	(16.7)	(17.5)
Total shareholders’ equity	22.9	17.2
Total liabilities and shareholders’ equity	$219.7	$229.7

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016
rtroyer@midas.com